Press Release

COWEN AND CEFC CHINA ANNOUNCE STRATEGIC PARTNERSHIP

CEFC China, the 229th Largest Company on the Fortune Global 500 List, Enters into Agreement to Acquire 19.9% Common Equity Interest in Cowen for $18.00 Per Share

CEFC China Also Agrees to Provide $175 Million in New Debt Financing to Cowen

Partnership Would Create Significant Opportunities in Investment Banking, Equities, Research and Investment Management

NEW YORK and SHANGHAI – March 29, 2017 - Cowen Group, Inc. (“Cowen”) (NASDAQ:COWN) and China Energy Company Limited (“CEFC China”) today announced the execution of a Stock Purchase Agreement and an Investor Rights Agreement pursuant to which CEFC China, through an offshore entity under its control, would acquire, subject to receipt of governmental approvals and satisfaction of other customary closing conditions, a common stock interest representing approximately 19.9% of Cowen’s outstanding common shares as of closing for an aggregate purchase price of approximately $100 million (“Equity Investment”). CEFC China has also agreed to provide Cowen with $175 million in debt financing (“Debt Financing”), which, combined with the Equity Investment, reflects CEFC China’s intention of making a long-term strategic investment in Cowen. CEFC China is the largest private company in Shanghai, the seventh largest private company in China and the 229th largest company on the Fortune Global 500 List.

Pursuant to the Stock Purchase Agreement, CEFC China will make the Equity Investment through the purchase of newly issued shares of Class A Common Stock at the price of $18.00 per share. The price represents a 29.5% premium to Cowen’s closing share price on March 28, 2017. At Closing, CEFC China would have the right to appoint three directors to Cowen’s Board of Directors, bringing the total number of directors to eleven.

Additionally, CEFC China would, upon closing of the Equity Investment, provide Cowen with the Debt Financing in the form of a senior unsecured loan with a six year maturity. Proceeds of the Equity Investment would be used to repay Cowen’s 8.25% Senior Notes due 2021 and fund growth opportunities at Cowen and its subsidiaries. Proceeds of the Debt Financing would be used for general corporate purposes, including strategic transactions, acquisitions and making investments in Cowen’s business.

“We are pleased to welcome CEFC China as a long-term investor and strategic partner,” said Peter A. Cohen, Chairman and Chief Executive Officer of Cowen. “CEFC China, under the leadership of Chairman Ye Jianming, is a highly-respected global organization with a broad portfolio of successful businesses and an impressive investment track record. We appreciate the culture that CEFC China has created and share similar principles of integrity, honesty and community and in creating an organization where people and ideas thrive. Our two companies have complementary functional expertise, industry focus, geographic coverage and business networks, which creates a unique business development opportunity. This partnership will accelerate growth in Cowen’s core areas of expertise: investment banking, equities, research and investment management.”

Commenting on the investment, Mr. Ye, Chairman of CEFC China, said, “Cowen has long held a reputation for high quality and excellence in the US financial services industry. We highly appreciate and admire the company’s focus on delivering value-added capabilities to their clients. We share Cowen’s core values in corporate development and support the company’s management and team of experts, including its board of directors, who are dedicated to building the premier full service investment bank focused on growth sectors and an investment manager offering differentiated investment capabilities that are highly relevant in today’s market environment. We believe the synergies brought by this strategic partnership can create significant value for our clients and for our respective stakeholders and further promote a deepened cooperation in a number of areas within the US and global capital markets.”

The Equity Investment and the Debt Financing are expected to close concurrently by the end of the third quarter of 2017, subject to receipt of certain regulatory and government approvals, including approval from the Committee on Foreign Investment in the United States and compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the satisfaction of other customary closing conditions.

Starr Strategic Partners, LLC served as financial advisor and Willkie Farr & Gallagher LLP served as legal counsel to Cowen Group.

Lazard served as financial advisor, Skadden, Arps, Slate, Meagher & Flom LLP served as United States legal counsel and King & Wood Mallesons served as PRC legal counsel to CEFC China.

About Cowen Group, Inc.
Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading and prime brokerage services through its two business segments: Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment. Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York.

About CEFC China
CEFC China Energy Company Limited is one of the largest and most internationalized private companies in China, listed as 229th on Fortune Global 500 with over 30,000 employees. With energy, finance and international banking as its main business, the company has conducted investment all over the world, promoted interactive collaboration across different fields, established large-scale oil and gas terminals system and invested and developed oil and gas blocks with abundant resources in countries like Abu Dhabi and Chad. Equipped with first class global finance and investment team, the company owns multiple financial platforms of bank, security and asset management. The company has a controlling stake in a European bank and invested in various high-level European companies in the areas of airlines, tourism and e-commerce.

Contacts

Cowen Investor Relations:
Stephen Lasota, Chief Financial Officer, +1-212-845-7919
Nancy Wu, +1-646-562-1259

Media:
Gagnier Communications
Dan Gagnier, +1-646-569-5897
dg@gagnierfc.com